Exhibit 15.11

LETTER OF CONSENT

We hereby consent to the reference to our studies relating to the valuation report of options granted by Plaza Centers N.V. ("the Company") to Elbit Imaging Ltd's Vice Chairman of the Board in respect of the Company's operations in India as of December 31, 2008 dated April 2009 and as of December 31, 2007 dated March 2008, in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820 ) filed by Elbit Imaging Ltd., as required by the U.S. Securities and Exchange Commission and in the Shelf Prospectus filed by Elbit Imaging Ltd. with the Israeli Securities Authority and the Tel Aviv Stock Exchange on July 21, 2009.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BDO Ziv Haft Consulting & Management Ltd.
BDO Ziv Haft Consulting & Management Ltd.

May 9, 2010
Tel Aviv, Israel